EXHIBIT 5.1

                [ELLIS, PAINTER, RATTERREE & BART LLP LETTERHEAD]

December 15, 1998

THE SAVANNAH BANCORP, INC.
P O Box 188
Savannah, GA 31402

Ladies and Gentlemen:

         I have acted as counsel to The Savannah Bancorp, Inc., a Georgia corporation (the "Company"), in connection with its filing of a registration statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, relating to the offering of up to 201,925 shares (the "Shares") of common stock, par value $1 per share (the "Common Stock"), to certain executives, directors and employees of the Company issuable upon exercise of options, including certain options granted to the organizers of the Company, certain options that have been, or may from time to time be, granted by the Company under its Incentive Stock Option Plan, certain options assumed by the Company in connection with its acquisition of Bryan Bancorp of Georgia, Inc., and certain options to be granted to E. James Burnsed in connection with his employment by the Company.

         In my capacity as counsel to the Company, I have examined originals or copies, satisfactory to me, of the Company's (i) Articles of Incorporation, (ii) By-laws and (iii) resolutions of the Company's Board of Directors. I have also reviewed such other matters of law and examined and relied upon such corporate records, agreements, certificates and other documents as I have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the original documents of all documents submitted to me as copies or facsimiles. As to any facts material to such opinion, I have, to the extent that relevant facts were not independently established by me, relied on certificates of public officials and certificates of officers or other representatives of the Company. Please note that I am General Counsel and Chairman of the Board of the Company.

         On the basis of the foregoing, I am of the opinion that the Shares, when issued and paid for in accordance with the plans and the options upon exercise of which they become issuable, will be validly issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     /s/ J. Wiley Ellis
                                                         J. Wiley Ellis

                                       12